Exhibit 10.25

January 19, 2018

Dear Ron Kalifa:

On behalf of Charles Drucker and Philip Jansen, it is my pleasure to provide you with this letter formalizing your position as Executive Director of Worldpay, Inc., formerly known as Vantiv, Inc. ("Worldpay"). In your new position, you will also be a member of the Worldpay Board of Directors. You are scheduled to start your new position effective January 16, 2018.

The content of this letter will amend the relevant terms of your existing employment agreement with Worldpay Group Limited (formerly Worldpay Group plc) dated September 1, 2015 (your "Employment Agreement"). To the extent that any provisions in your Employment Agreement differ from this letter the terms in this letter shall prevail.

You shall remain employed by Worldpay Group Limited but any reference to Group Companies in your Employment Agreement shall include the wider Worldpay group following the completion of the merger of Vantiv, Inc. and Worldpay Group plc. The remaining terms of your Employment Agreement shall not be affected by these changes.

Compensation
Your annual salary will be £486,000 subject to such deductions as are required by law, including but not limited to deductions of tax and national insurance, which is payable in accordance with Worldpay's regular payroll practices.

Benefits
You will continue to receive benefits equivalent in value to the benefits that you receive under the terms of your existing Employment Agreement.

Variable Compensation Plan
Your bonus for 2018 and thereafter will be paid and determined in accordance with Worldpay's Variable Compensation Plan, which is an annual incentive plan that is paid based on Worldpay's achievement of established financial goals and your achievement of individual goals. Your target bonus opportunity will be 80% of your base annual salary. The actual payout, if any, may be less than or greater than your target depending on the level at which Worldpay achieves its annual goals and the achievement of your individual performance objectives. The terms of Worldpay's Variable Compensation Plan shall replace the bonus provisions in your Employment Agreement.

Equity Award
Commencing with the annual award cycle in February 2018, you may be eligible for annual grants of equity awards or other long-term incentive awards in amounts and on terms and conditions determined by Worldpay management and approved by the Worldpay Board of Directors or its Compensation Committee. While there can be no guarantee, it is expected that positions at your level will typically be eligible to receive additional equity grants with a fair market value equivalent to $1,000,000 on the date of the grant. The grant of an equity or other long-term incentive award in one year does not entitle you to receipt of these in any other year.

Section 16 Filings
As an executive officer of Worldpay, you will be required to file reports with the Securities and Exchange Commission (SEC) reflecting your ownership of, and any transaction in, Worldpay equity securities.  An initial ownership report, a Form 3, is due within 10 days of your new position start date and will report your ownership of Worldpay equity securities as of your new position date.  Subsequent transactions in Worldpay equity securities, such as grants, exercises, purchases, sales or other transfers, must be reported to the SEC in a Form 4 filing by the second business day following the date of the transaction.  As an administrative convenience, Worldpay will file these reports on your behalf with the SEC.  You have already authorized us to obtain SEC filing codes for you and to make filings on your behalf by signing a Power of Attorney.

Acknowledgement
You acknowledge and agree that you are not under any contractual restrictions that would impact your ability to perform this position.  You further acknowledge that no one at Worldpay has made any representations or assurances to this effect.  You also acknowledge and understand that the use or disclosure of any confidential information or trade secret of any former employer is strictly prohibited.

If you agree to these changes, please indicate your acceptance by signing, dating and returning this letter via scanned email to Kim.Martin@vantiv.com within 14 days of the date of this letter.

Sincerely,

Kim Martin
Chief Human Resources Officer

Enclosures: Stock Ownership Guidelines

I, Ron Kalifa, confirm my agreement to the changes to my Employment Agreement, as set out in this letter.

/s/ Ron Kalifa
_______________________________________                    2/15/2018
Ron Kalifa                                    Date

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